SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                            Palmetto Bancshares, Inc.
                                (Name of Issuer)


                     Common Stock, par value $5.00 per share
                         (Title of Class of Securities)


                                      None
                                 (CUSIP Number)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP NO.        NONE

--------------------------------------------


    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Palmetto Bank
          Trustee for the Employee Stock Ownership Plan
          EIN:  74-2235055
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]
                                                                     (b) [X]
    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          South Carolina

         NUMBER OF               5    SOLE VOTING POWER
          SHARES                      266,069
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH

                                 6    SHARED VOTING POWER
                                      0
                                 7    SOLE DISPOSITIVE POWER
                                      266,069
                                 8    SHARED DISPOSITIVE POWER
                                      0

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          266,069
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                        [ ]
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.8%
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          EP, BK

Item 1(a).        Name of Issuer:

                  Palmetto Bancshares, Inc. (the "Company").

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  The Company's principal executive offices are located at 101 West Main Street, Laurens, South Carolina, 29360.

Item 2(a).        Name of Person Filing:

                  The entity filing this Statement on Schedule 13G (this "Statement") is The Palmetto Bank (the "Bank"), Trustee for the Employee Stock Ownership Plan of the Company. The Bank is duly incorporated under the laws of the State of South Carolina.

Item 2(b).        Address of Principal Business Office:

                  The Bank maintains its principal business address at 101 West Main Street, Laurens, South Carolina 29360.

Item 2(c).        Citizenship:

                  See cover page, Item 4.

Item 2(d).        Title of Class of Securities:

                  Company Common Stock, par value $5.00 per share.

Item 2(e).        CUSIP Number:

                  None.

Item 3. Not Applicable. This Statement is not filed pursuant to Rules 13d-1(b) or 13d-2(b).

Item 4.           Ownership.

                  (a)-(c)           See cover page, Items 5-11.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable. This Statement is not filed pursuant to Rule 13d-1(b).

                                                                   Page 3 of 3
                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                           February 14, 1997
                                           (Date)

                                           BY:      The Palmetto Bank, as
                                                    Trustee for the Employee
                                                    Stock Ownership Plan


                                           /s/ L. Leon Patterson
                                           (Signature)



                                           L. Leon Patterson, CEO
                                           (Name/Title)